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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of February __, 1999 by and between Extreme Networks, a California corporation ("Extreme California"), and Extreme Networks, Inc., a Delaware corporation ("Extreme Delaware").

                                  WITNESSETH:
                                  ----------

     WHEREAS, Extreme Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, Extreme California is a corporation duly organized and existing under the laws of the State of California;

     WHEREAS, on the date of this Merger Agreement, Extreme Delaware has authority to issue One Thousand (1,000) shares of Common Stock, par value $0.001 per share (the "Extreme Delaware Common Stock"), of which One Thousand (1,000) shares are issued and outstanding and owned by Extreme California;

     WHEREAS, on the date of this Merger Agreement, Extreme California has authority to issue 50,000,000 shares of Common Stock (the "Extreme California Common Stock"), of which 11,862,995 shares are issued and outstanding, and 29,900,000 shares of Preferred Stock (the "Extreme California Preferred Stock"), of which 15,000,000 shares are designated as Series A Preferred Stock, 9,000,000 shares are designated as Series B Preferred Stock and 5,900,000 shares are designated as Series C Preferred Stock and 14,579,999 shares of Series A Preferred Stock are issued and outstanding, 8,886,228 shares of Series B Preferred Stock are issued and outstanding and 5,595,088 shares of Series C Preferred Stock are issued and outstanding;

     WHEREAS, the respective Boards of Directors for Extreme Delaware and Extreme California have determined that, for the purpose of effecting the reincorporation of Extreme California in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders and stockholder, respectively, that Extreme California merge with and into Extreme Delaware upon the terms and conditions herein provided; and

     WHEREAS, the respective Boards of Directors of Extreme Delaware and Extreme California, the shareholders of Extreme California, and the sole stockholder of Extreme Delaware have adopted and approved this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Extreme California and Extreme Delaware hereby agree to merge as follows:

     1.   Merger.  Extreme California shall be merged with and into Extreme
          ------
Delaware, and Extreme Delaware shall survive the merger ("Merger"), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the "Effective Date").

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     2.   Governing Documents.  The Certificate of Incorporation of Extreme
          -------------------
Delaware shall be amended to read in full as follows:

          "FIRST:   The name of the corporation is Extreme Networks, Inc.
           -----
     (hereinafter sometimes referred to as the "Corporation").

          SECOND:   The address of the registered office of the Corporation in
          ------
     the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

          THIRD:    The purpose of the Corporation is to engage in any lawful
          -----
     act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

          FOURTH:   The Corporation is authorized to issue two classes of stock
          ------
     to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is 31,061,315, $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 150,000,000, $0.001 par value per share. Of the authorized shares of Preferred Stock, 14,579,999 shares shall be designated as "Series A Preferred Stock," 8,886,228 shares shall be designated as "Series B Preferred Stock,"and 5,595,088 shall be designated as "Series C Preferred Stock." The remaining 2,000,000 authorized shares of Preferred Stock shall initially be undesignated and may be issued from time to time in one or more additional series.

          The Board of Directors is authorized within the limitations and restrictions stated in this amended Certificate of Incorporation to (i) determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock other than the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and (ii) increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any such series of Preferred Stock shall be so decreased, the shares constituting such decrease shall be retired and shall not be reissued by the Corporation. This Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with the applicable conversion provisions. References hereafter to "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock collectively.

          The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

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          1.   Dividends.
               ---------

          (a) The holders of outstanding Preferred Stock shall be entitled to receive in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, non cumulative dividends in cash at the rate of $0.0267 per share of Series A Preferred Stock, $0.1104 per share of Series B Preferred Stock and $0.2936 per share of Series C Preferred Stock, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (collectively a "Recapitalization Event") per annum. Dividends may be declared and paid upon Common Stock in any fiscal year of the Corporation only if dividends in the total amount of $0.0267 per share, $0.1104 per share, and $0.2936 per share (as adjusted for any Recapitalization Event) shall have been paid or declared and set apart upon all shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, during that fiscal year, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this
     Section 1(a)) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The right to dividends on Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that distributions on said shares are not declared in any prior year, nor shall any undeclared or unpaid distribution bear or accrue interest.

               (i) Each holder of shares of Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.

          2.   Liquidation Preference.
               ----------------------

          (a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

               (i) The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other class or series of stock of the Corporation by reason of their ownership of such stock, an amount for each share of Preferred Stock then held by them equal to the sum of (i) $0.333 per share of Series A Preferred Stock (hereinafter such amount shall be referred to as the "Original Series A Issue Price"), $1.38 per share of Series B Preferred Stock (hereinafter such amount shall be referred to as the "Original Series B Issue Price"), and $3.67 per share of Series C Preferred Stock (hereinafter such amount shall be referred to as "Original Series C Issue Price"), appropriately adjusted for any Recapitalization Event with respect to such shares; (ii) $0.0267 per share of Series A Preferred Stock, $0.1104 per share of Series B Preferred Stock, and

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          $0.2936 per share of Series C Preferred Stock per annum accruing annually on the anniversary of the date of issuance of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, respectively, and (iii) all declared and unpaid dividends thereon of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, respectively. If upon occurrence of such event of liquidation, dissolution or winding up, the assets and property legally available to be distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the liquidation preferences set forth in this section 2(a)(i), then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock.

               (ii) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled pursuant to
          Section 2(a)(i) above, all remaining assets available for distribution, if any, shall be distributed, (x) first, ratably among the holders of the Common Stock and the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock based upon the number of shares of Common Stock then held (assuming for such purpose the conversion of Preferred Stock unto Common Stock) until the holders of the Series C Preferred Stock have received under this Section 2(a)(ii) an amount (in addition to any amounts received under Section 2(a)(i)) of $1.23 per share of Common Stock then held (assuming for such purpose the conversion of Preferred Stock into Common Stock, and
          (y) thereafter, ratable among the holders of the Common Stock and the Series A Preferred Stock and Series B Preferred Stock based upon the number of shares of Common Stock then held (assuming for such purposes the conversion of Preferred Stock into Common Stock).

          (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger or consolidation of any other corporation or corporations into the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation if as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation holders of capital stock of the Corporation (but without taking into account the shares of Series C Preferred Stock) would receive distributions in cash or securities of another corporation or corporations of less than $3.33 per share of capital stock of the Corporation, on an as converted basis and appropriately adjusted for any Recapitalization Event; provided further, that any such transaction which is not treated as a liquidation, dissolution or winding up under this Section 2(b), the Series C Preferred Stock shall be entitled to receive the liquidation amount to which its would otherwise be entitled to under Section 2(a)(i) and (ii) and the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive the liquidation amount to which they would otherwise be entitled under Section 2(a)(i) above. The valuation of any securities or other property other than cash received by the Corporation in any transaction covered by this Section 2(b) shall be computed at the fair value thereof at the time of receipt as determined in good faith by the Board of Directors.

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          (c)  The holders of Preferred Stock shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

          3.   Conversion.  The holders of the Preferred Stock shall have
               ----------
     conversion rights (the "Conversion Rights") as follows:

          (a) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock as more fully described below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock may be converted shall be determined, respectively, by dividing $0.333 by the Series A Conversion Price (as hereinafter defined), $1.38 by the Series B Conversion Price (as hereinafter defined), and $3.67 by the Series C Conversion Price (as hereinafter defined) in effect at the time of conversion. The Series A Conversion Price, Series B Conversion Price, and Series C Conversion Price shall initially be $0.333, $1.38, and $3.67, respectively, subject to adjustment as provided in Section 4 below.

          (b) Each share of Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price for each such share upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price to the public of not less than $5.00 per share (subject to adjustment in the event of any recapitalization, stock split, stock dividend or other similar event) and an aggregate offering price to the public of not less than $10,000,000. In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such automatic conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (c) Each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective respective Conversion Price for each such share upon the written consent of holders of at least a majority of each series voting separately of the then outstanding shares of Preferred Stock voting on an as-converted basis.

          (d) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Conversion Date, as determined by the Corporation's board of directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such

                                       5
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     office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to subparagraph 3(b) or subparagraph 3(c), the outstanding shares of all Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          (e) The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder, or order, in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock, and a certificate for any shares of Preferred Stock not so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of the closing of the offering or the receipt of the written consent (as the case may be), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (f) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          4.   Adjustments to Conversion Price.
               -------------------------------

          (a) In the event the Corporation at any time or from time to time effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Preferred Stock, then and in each such event the respective Conversion Price of each outstanding series of Preferred Stock shall be decreased or increased proportionately.

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          (b)  In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event, the Conversion Price shall be proportionately decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

          (c) If at any time after the first date on which a share of Series A Preferred Stock is first issued ("Series A Original Issue Date"), Series B Preferred Stock is first issued ("Series B Original Issue Date"), or Series C Preferred Stock is first issued ("Series C Original Issue Date"), the Corporation shall issue or sell Equity Securities, as defined in subsection
     (A) below, at a consideration per share (the "Lower Price") less than the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price of each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, as applicable, shall be adjusted to a price (calculated to the nearest cent) determined by:

               (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock Conversion Price, as applicable, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale multiplied by the then existing Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock Conversion Price, as applicable, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale, divided by

               (ii) an amount equal to the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any shares of stock of the Corporation outstanding immediately prior to such issue or sale and the additional shares of Common Stock issued and/or issuable upon conversion or exchange of the Equity Securities issued in such issuance or sale.

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          For purposes hereof the following provisions shall be applicable:

                    (A) The term "Equity Securities" shall mean any shares of Common Stock, or any other security of the Corporation convertible into or exchangeable for Common Stock, except for (1) up to 9,014,309 shares of Common Stock issued or issuable, after the Series A Original Issue Date, to officers, directors, full time employees or consultants of the Corporation pursuant to stock grant, stock purchase and/or stock option plans or any other stock incentive program, agreement or arrangement approved by the Board of Directors, (2) securities issued pursuant to the acquisition of all or part of another company by the Corporation by merger or other reorganization, or by the purchase of all or part of the assets of another company, pursuant to a plan, agreement or arrangement approved by the Board of Directors, (3) shares issued pursuant to subsection 4(a) or 4(b) of this Article III, (4) Common Stock and/or Preferred Stock issuable upon exercise, conversion or exchange of warrants to purchase Common Stock or Preferred Stock issued in connection with a bank line or equipment financing approved by the Board of Directors, (5) shares of Common Stock and/or Preferred Stock reissued by the Corporation following repurchase of such shares pursuant to any restricted stock purchase agreement, and (6) shares of Common Stock issued upon conversion of the Preferred Stock.

                    (B) In the case of an issue or sale for cash of shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                    (C) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for consideration other than cash or consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors.

                    (D) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock , or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

                    (E) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (1) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (2) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

                    (F) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in subsection (D) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (E) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (B) and (C) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the fair value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (D), or the termination of any right of conversion or exchange referred to in subsection (E), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Series A, Series B, and Series C Conversion Prices then in effect shall forthwith be readjusted to such Conversion Prices as would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

                    (G) In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in this subsection (c), then, in each such case, the holders of Preferred Stock shall be entitled to the distributions provided for in Section 1 of this
               Article III above, and no adjustment to the Conversion Prices provided for in this subsection (c) shall be applicable.

          (d) Without the consent of the holders of a majority in interest of the outstanding Preferred Stock, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          (e) Upon the occurrence of each adjustment or readjustment of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of the respective series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A, Series B, or Series C Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A, Series B, or Series C Preferred Stock.

          (f) This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          5.   Voting Rights.
               -------------

          (a) Each share of Common Stock issued and outstanding shall have one vote, and each share of Preferred Stock issued and outstanding shall have the number of votes equal to the number of Common Stock shares into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. The Preferred Stock and the Common Stock shall vote as a single class on all matters except as otherwise required by this Certificate or by law.

          (b) Three (3) members of the Board of Directors shall be subject to election and removal by the holders of the Preferred Stock voting as a separate class. All remaining members of the Board of Directors shall be subject to election and removal by the holders of Common Stock voting as a separate class.

          6.   Protective Provisions.
               ---------------------

          (a) So long as shares of Preferred Stock are outstanding, the consent of the majority in interest of the holders of each of the Series A Preferred Stock , Series B Preferred Stock and Series C Preferred Stock then outstanding, voting as separate series, shall be required for any action which:

               (i) amends or repeals any provision of the Corporation's Certificate of Incorporation or Bylaws, if such action would alter or change the designations, preferences and relative, participating, optional and other special rights, or the restrictions provided for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

               (ii) authorizes or issues shares of any class of stock having any preference or priority as to dividends or liquidation preference superior to any such preference or priority of any series of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock;

          (b) So long as shares of the Preferred Stock are outstanding, the consent of the majority in interest of the holders of the Preferred Stock then outstanding shall be required for any action which:

               (i) authorizes or issues shares of any class of stock having any preference or priority as to dividends or liquidation preference on parity with any such preference or priority of any series of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock;

               (ii)  pays or declares any dividend on any junior securities;

               (iii) authorizes a merger, sale of all or substantially all its assets, consolidation, recapitulation, or reorganization of the Corporation; or

               (iv) involves any repurchase or other acquisition by the Corporation of its own shares other than pursuant to the Certificate of Incorporation or employee stock purchase agreements which provided for the right of repurchase by the Corporation upon termination.

          7.   Status of Converted Stock.  In case any shares of Series A
               --------------------------
     Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be converted pursuant to Section 3 hereof, all certificates of the shares so converted shall be appropriately canceled on the books of the Corporation and the shares so converted shall not be reissued by the Corporation.

          FIFTH:    The following provisions are inserted for the management of
          -----
     the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

          2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          3. On and after the closing date of the first sale of the Corporation's Common Stock pursuant to a firmly underwritten registered public offering which results in the automatic conversion of the Corporation's Preferred Stock (the "IPO"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to such sale, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          4. Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting.

          SIXTH:
          -----

          1. The number of directors shall initially be set at five (5) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the closing of the IPO, the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Section 3 below may be filled at a special meeting of the stockholders held for that purpose. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

          2. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in
     Section 1 above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

          SEVENTH:  The Board of Directors is expressly empowered to adopt,
          -------
     amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          EIGHTH:   A director of the Corporation shall not be personally liable
          ------
     to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          NINTH:    The Corporation reserves the right to amend or repeal any
          -----
     provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided,
                                                                --------
     however, that, notwithstanding any other provision of this Certificate of
     -------
     Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

          The Certificate of Incorporation of Extreme Delaware, as amended herein, shall continue to be the Certificate of Incorporation of Extreme Delaware as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The Bylaws of Extreme Delaware, in effect on the Effective Date, shall continue to be the Bylaws of Extreme Delaware as the surviving

     Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws."

     3.   Directors and Officers.  The directors and officers of Extreme
          ----------------------
California shall become the directors and officers of Extreme Delaware upon the Effective Date and any committee of the Board of Directors of Extreme California shall become the members of such committees for Extreme Delaware.

     4.   Succession. On the Effective Date, Extreme Delaware shall succeed to
          ----------
Extreme California in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

     5.   Further Assurances.  From time to time, as and when required by
          ------------------
Extreme Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Extreme California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Extreme Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Extreme California, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Extreme Delaware are fully authorized in the name and on behalf of Extreme California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6.   Stock of Extreme California.
          ---------------------------

          a.   Common Stock.  Upon the Effective Date, by virtue of the Merger
               ------------
and without any action on the part of the holder thereof, each share of Extreme California Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Extreme Delaware Common Stock.

          b.   Preferred Stock. Upon the Effective Date, by virtue of the Merger
               ---------------
and without any action on the part of the holder thereof, each share of each series of Extreme California Preferred Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Extreme Delaware Preferred Stock of an equivalent series.

     7.   Stock Certificates.  On and after the Effective Date, all of the
          ------------------
outstanding certificates which prior to that time represented shares of Extreme California stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Extreme Delaware stock into which the shares of Extreme California stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Extreme Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Extreme Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Extreme Delaware stock evidenced by such outstanding certificate as above provided.

     8.   Options, Warrants and All Other Rights to Purchse Stock. Upon the
          -------------------------------------------------------
Effective Date, each outstanding option, warrant or other right to purchase shares of Extreme California stock, including those options granted under the Amended 1996 Stock Option Plan (the "Option Plan") of Extreme California, shall be converted into and become an option, warrant or right to purchase the identical number of shares of Extreme Delaware stock at a price per share equal to the exercise price of the option, warrant or right to purchase Extreme California stock, and upon the same terms and subject to the same conditions as set forth in the Option Plan and other agreements entered into by Extreme California pertaining to such options, warrants or rights. A number of shares of Extreme Delaware stock shall be reserved for purposes of such options, warrants and rights equal to the number of shares of Extreme California stock so reserved as of the Effective Date. As of the Effective Date, Extreme Delaware shall assume all obligations of Extreme California under agreements pertaining to such options, warrants and rights, including the Option Plan, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

     9.   Other Employee Benefit Plans.  As of the Effective Date, Extreme
          ----------------------------
Delaware hereby assumes all obligations of Extreme California under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date, including but not limited to the Option Plan and the 1999 Employee Stock Purchase Plan. A number of shares of Extreme Delaware stock shall be reserved for purposes of such plans equal to the number of shares of Extreme California stock so reserved as of the Effective Date. As of the Effective Date, Extreme Delaware shall assume all obligations of Extreme California under agreements pertaining to such plans, and the outstanding rights granted pursuant thereto.

     10.  Outstanding Common Stock of Extreme Delaware.  Forthwith upon the
          --------------------------------------------
Effective Date, the One Thousand (1,000) shares of Extreme Delaware Common Stock currently issued and outstanding in the name of Extreme California shall be canceled and retired and resume the status of authorized and unissued shares of Extreme Delaware Common Stock, and no shares of Extreme Delaware Common Stock or other securities of Extreme Delaware shall be issued in respect thereof.

     11.  Covenants of Extreme Delaware.  Extreme Delaware covenants and agrees
          -----------------------------
that it will, on or before the Effective Date:

          a. Qualify to do business as a foreign corporation in the State of California, and in all other states in which Extreme California is so qualified and in which the failure to so qualify would have a material adverse impact on the business or financial condition of Extreme Delaware. In connection therewith, Extreme Delaware shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

          b. File any and all documents with the California Franchise Tax Board necessary to the assumption by Extreme Delaware of all of the franchise tax liabilities of Extreme California.

     12.  Amendment.  At any time before or after approval and adoption by the
          ---------
shareholders of Extreme California, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Extreme Delaware and Extreme California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

     13.  Abandonment.  At any time before the Effective Date, this Merger
          -----------
Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Extreme California or Extreme Delaware or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Extreme Delaware and the shareholders of Extreme California.

     14.  Counterparts.  In order to facilitate the filing and recording of
          ------------
this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of Extreme California and Extreme Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

                                   EXTREME NETWORKS, INC.,
                                   a Delaware corporation


                                   By:_______________________
                                      Gordon L. Stitt,
                                      President and Chief Executive Officer


                                   EXTREME NETWORKS,
                                   a California corporation


                                   By:_______________________
                                      Gordon L. Stitt,
                                      President and Chief Executive Officer

                           CERTIFICATE OF SECRETARY

                                      OF

                            EXTREME NETWORKS, INC.

                           (a Delaware corporation)


     I, Vito Palermo, the Secretary of Extreme Networks, Inc., a Delaware corporation (the "Corporation"), hereby certify that the Agreement and Plan of Merger to which this Certificate is attached was duly signed on behalf of the Corporation by its President under the corporate seal of the Corporation and was duly approved and adopted by a unanimous vote of the outstanding stock entitled to vote thereon by written consent of the sole stockholder of the Corporation dated February ____, 1999.

     Executed effective on the ____ day of February, 1999.


                              By: ___________________________________
                                   Vito Palermo, Secretary

                          CERTIFICATE OF APPROVAL OF

                        AGREEMENT AND PLAN OF MERGER OF

                               EXTREME NETWORKS

                          (a California corporation)


     Gordon L. Stitt and Vito Palermo certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Extreme Networks, a California corporation (the "Corporation").

     2. This Certificate is attached to the Agreement and Plan of Merger dated as of February ___, 1999, providing for the merger of the Corporation with and into Extreme Networks, Inc., a Delaware corporation.

     3. The Agreement and Plan of Merger in the form attached hereto (the "Merger Agreement") was approved by the Board of Directors of the Corporation at a meeting duly noticed and held on January 22, 1999.

     4. The total number of outstanding shares of the Corporation entitled to vote on the merger was 11,791,195 shares of Common Stock, 14,579,999 shares of Series A Preferred Stock, 8,886,228 shares of Series B Preferred Stock and 5,595,088 shares of Series C Preferred Stock.

     5. The principal terms of the Merger Agreement were approved by an affirmative vote which exceeded the vote required, such vote being a majority of the total number of outstanding shares of Common Stock and a majority of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each voting separately as a class.

Dated:  February ___, 1999.



                                   _________________________________
                                   Gordon L. Stitt, President



                                   _________________________________
                                   Vito Palermo, Secretary

     The undersigned, Gordon L. Stitt and Vito Palermo, President and Secretary, respectively, of Extreme Networks, a California corporation, declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

     Executed at Palo Alto, California, on February ____, 1999.





                                   _________________________________
                                   Gordon L. Stitt, President



                                   _________________________________
                                   Vito Palermo, Secretary